Exhibit 99.1

News Release FOR IMMEDIATE RELEASE

Luminant Announces the Acquisition of the La Frontera Portfolio from NextEra Energy Resources

Combined-cycle gas turbine assets add to the company’s increasingly diverse energy portfolio

DALLAS – November 27, 2015 – Furthering its commitment to powering Texas and serving its customers, Luminant announced today it has entered into a definitive agreement to acquire generating assets representing 2,988 MW of capacity in the competitive ERCOT market.

Luminant has agreed to purchase NextEra’s La Frontera portfolio, which consists of Forney Energy Center and Lamar Energy Center, both located in Northeast Texas. La Frontera’s generating capacity has the ability to power about 1.5 million homes during normal conditions.

“These plants are strategic investments that enhance our asset portfolio while building on our existing operations in ERCOT,” said Luminant Chief Executive Officer Mac McFarland.

Luminant adds these combined-cycle gas turbine power plants to an already diverse energy portfolio that includes coal, natural gas and nuclear power, as well as significant purchases of wind-generated electricity and a recently announced solar power purchase agreement.

Key Transaction Terms

•	$1.313 billion purchase price ($440 per installed kilowatt) plus approximately $239 million for cash and approximately $37 million for net working capital, subject to customary adjustments based on the amounts of cash and net working capital at closing.

•	Transaction is expected to close in the spring of 2016, pending customary regulatory approvals.

•	Funding of the purchase price is expected to come from cash on hand as well as borrowings under available credit facilities.

•	The United States Bankruptcy Court and appropriate creditor groups have granted the necessary approvals for the acquisition.

Key La Frontera Portfolio Facts

•	The Forney Energy Center is located in Forney, Texas. It has a capacity of 1,912 MW with a commercial operation date of 2003.

•	Lamar Energy Center is located in Paris, Texas. It has a capacity of 1,076 MW with a commercial operation date of 2000.

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About Luminant

Luminant, a subsidiary of Energy Future Holdings Corp., is a competitive power generation business, including mining, wholesale marketing and trading, and development operations. Luminant has more than 13,700 megawatts of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. The company is a large purchaser of wind-generated electricity. EFH is a Dallas-based energy holding company that has a portfolio of competitive and regulated energy subsidiaries in Texas. Visit luminant.com, energyfutureholdings.com or our corporate blog pov.energyfutureholdings.com for additional information.

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Media

Allan Koenig

Energy Future Holdings

214-812-8080

MediaRelations@energyfutureholdings.com

Brad Watson

Luminant

214-875-8004

Media.Relations@luminant.com